November 12, 1999


BCP/KROG Acquisition Company L.L.C.
c/o Blackstone Management Partners III
    L.L.C.
345 Park Avenue
New York, New York  10154

Attention of   Robert Friedman
               David Blitzer



                                 Project Armor
                 $200,000,000 Senior Secured Credit Facilities
               $150,000,000 Senior Subordinated Credit Facility
                               Commitment Letter


Ladies and Gentlemen:

                 You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that you, Blackstone Management Partners III L.L.C. ("BMP") and the other Investors (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Term Sheets (as defined below)) intend to effect the Recapitalization and the other Transactions. You have further advised Chase and CSI that, in connection with the Transactions, (a) the Borrower will obtain the Senior Secured Facilities (as defined in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Senior Secured Facilities Term Sheet")) and (b) the Borrower and the Co-Issuer will either (i) issue not less than $150,000,000 in aggregate principal amount of their senior subordinated notes (the "Senior Subordinated Notes") in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower and the Co-Issuer are unable to issue the Senior Subordinated Notes on or prior to the Closing Date, borrow not less than $150,000,000 in senior subordinated loans from one or more lenders under the Senior Subordinated Facility (as defined in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Senior Subordinated Facility Term Sheet" and, together with the Senior Secured Facilities Term Sheet, the "Term Sheets")). The Senior Secured

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Facilities and the Senior Subordinated Facility are collectively referred to herein as the "Facilities".

                 In connection with the Transactions, Chase is pleased to advise you of its commitments (the "Commitments") to provide (a) the entire principal amount of the Senior Secured Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (this "Commitment Letter") and in the Senior Secured Facilities Term Sheet, and
(b) the entire principal amount of the Senior Subordinated Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Senior Subordinated Facility Term Sheet. You hereby appoint CSI to act, and CSI hereby agrees to act, as sole and exclusive advisor, lead arranger and sole book manager for each of the Facilities on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets.

                 Chase will act as the sole and exclusive Administrative Agent for the Facilities and as the sole and exclusive Collateral Agent for the Senior Secured Facilities (the "Agent"), and CSI will act as the sole and exclusive advisor, lead arranger and sole book manager for the Facilities, and each will, in such capacities, perform the duties customarily associated with such roles. No other agents or co-agents, book managers or arrangers will be appointed, and no other titles will be awarded to any Lender (as defined below), unless approved by Chase, CSI and you.

                 Chase reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of each of its Commitments to one or more financial institutions, reasonably acceptable to the Agent and you, that will become parties to such definitive documentation pursuant to syndications to be managed by CSI in consultation with you (the financial institutions becoming parties to such definitive documentation being collectively called the "Lenders"). You understand that each of the Facilities will be separately syndicated and that CSI intends to commence such syndication efforts promptly after execution of the Merger Agreement by the parties thereto and you agree actively to assist CSI and Chase in achieving timely and orderly syndications (at times mutually agreed upon) of the Facilities that are satisfactory to CSI, Chase and you. This will be accomplished by a variety of means, including direct contact during the syndications (at times mutually agreed upon) among the senior officers, representatives and advisors of you, BMP, the Fund, Investco, the Borrower and the Company, on the one hand, and the proposed Lenders, on the other hand. Such assistance shall also include your using reasonable efforts to have the syndication and arrangement efforts benefit from your, BMP's, the Fund's and the Company's existing lending relationships.

                 It is understood and agreed that CSI will, in consultation with you, manage all aspects of the syndications, including selection of

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Lenders reasonably acceptable to you, determination of when CSI will approach potential Lenders and of the time of acceptance of the Lenders' commitments, any naming rights and the final allocations of the commitments among the Lenders. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at CSI's sole discretion, after consultation with you. To assist CSI in its syndication efforts, you agree, upon CSI's reasonable request, (a) promptly to provide, and to cause your affiliates and advisors to provide (and to use reasonable efforts to cause the Borrower and the Company to provide), to CSI and Chase financial and other information in your or their possession with respect to you, the Borrower, the Company and its subsidiaries, the Recapitalization, the other Transactions and any other transactions contemplated hereby, including but not limited to information and projections prepared by you, the Borrower (to the extent available to you), the Company (to the extent available to you), the Fund or BMP or by your or their advisors on your or their behalf relating to you, the Borrower, the Company and its subsidiaries, the Recapitalization, the other Transactions or the other transactions contemplated hereby, (b) to make your senior officers, and to cause BMP's, the Borrower's and the Company's senior officers (including its chief executive officer) to be made, available to prospective Lenders, (c) to assist, and to use reasonable efforts to cause BMP's, the Borrower's and the Company's and your affiliates and advisors to assist, CSI in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with the syndications and (d) to host, with CSI, a meeting or series of meetings of prospective Lenders (either individually or in groups).

                 As consideration for the Commitments and CSI's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay (or cause the Borrower to pay) the fees as set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities and the Senior Subordinated Facility (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances except as otherwise contemplated thereby.

                 You hereby represent and covenant that (a) to the best of your knowledge, all information (excluding information of a general economic nature and financial projections) concerning you, Investco, the Borrower, the Company and its subsidiaries, the Recapitalization, the other Transactions and the other transactions contemplated hereby (the "Information") that has been or will be prepared by or on behalf of you, the Borrower, the Company, Investco, BMP or any of your or their authorized representatives and that has been made or will be made available to CSI or Chase by you, the Borrower, the Company, BMP or any of your or their authorized representatives in connection with the transactions contemplated hereby, when taken as a whole, will be true and correct in all material respects (after giving effect to all written updates thereto delivered to Chase or CSI prior to the Closing Date) and will

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

not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) to the best of your knowledge, all financial projections concerning you, Investco, the Borrower, the Company and its subsidiaries, the Recapitalization, the other Transactions and the other transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you, the Borrower, the Company, Investco, BMP or any of your or their authorized representatives and that have been or will be made available to CSI or Chase by you, the Borrower, the Company, BMP or any of your or their authorized representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the closing of the Facilities so that the representations and covenants in the preceding sentence remain correct. In arranging the Facilities, including the syndications of the Facilities, CSI and Chase will be using and relying primarily on the Information and the Projections without independent verification thereof.

                 Each Commitment is subject to (a) there not having occurred any material adverse effect on the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, since December 31, 1998, (b) there not having occurred and being continuing any material disruption of, or material adverse change in, the financial, banking or capital markets (including, without limitation, high yield market) conditions since the date hereof that, in Chase's reasonable judgment, would reasonably be expected to materially impair the syndication of any of the Facilities or the issuance and sale of the Securities (as defined in the Fee Letter), (c) Chase's satisfaction that prior to and during the syndications of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Borrower, the Company, Holdco or any of your or their respective subsidiaries (other than the Senior Subordinated Notes) and (d) the other conditions set forth herein and in the Term Sheets.

                 In addition, each of the Commitments is subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Chase and you. Such documentation shall contain such indemnities, covenants, representations and warranties, events of default (including but not limited to Change in Control (to be defined)), conditions precedent, security arrangements (in the case of the Senior Secured Facilities only) and other terms and conditions that are customary for facilities and transactions of this type and reasonably satisfactory to Chase and you. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheets are subject to the approval and agreement of Chase and you (it being understood that the terms

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and conditions of the definitive documentation with respect to the Facilities shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheets).

                 You agree to cause to be deposited into escrow on the Closing Date the Warrants referred to in the Warrant Letter of even date herewith among Chase, CSI and you (the "Warrant Letter").

                 By executing this Commitment Letter you agree (a) to indemnify and hold harmless CSI, Chase and the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Recapitalization, the other Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other expenses reasonably incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they result primarily from the wilful misconduct or gross negligence of any indemnified party, and (b) to reimburse CSI and Chase from time to time, upon presentation of a summary statement in reasonable detail, for all reasonable out-of-pocket expenses (including but not limited to expenses of due diligence investigation, local counsel and other consultants' fees (if such local counsel or consultants are engaged with your prior written consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection with the Senior Secured Facilities. No person indemnified under this paragraph shall be responsible or liable to any other person for damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Term Sheets, the Recapitalization, the other Transactions, the Facilities or any related transaction. Subject to the provisions of the fourteenth paragraph of this Commitment Letter, the provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any Commitment.

                 You agree that you will not disclose this Commitment Letter, the Term Sheets, the Fee Letter, the contents of any of the foregoing or the activities of CSI or Chase pursuant hereto or thereto to any person without

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the prior approval of CSI and Chase, except that (a) you may disclose this
Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to your officers, employees, attorneys and advisors and to the respective officers, employees, attorneys, advisors and members of The Blackstone Group L.P. and its affiliates, in each case on a confidential and need-to-know basis, and (ii) as required by applicable law or compulsory legal process or in the prosecution of any proceeding initiated by you, the Fund, Holdco, the Borrower or the Company, provided that you may disclose this Commitment Letter, the Term Sheets and the contents hereof and thereof to the Borrower and the Company and their respective directors, officers, employees, agents, attorneys and advisors in connection with the consummation of the Transactions contemplated hereby; (b) you may disclose this Commitment Letter and the Term Sheets and the contents hereof and thereof on a confidential basis to the Investors and their attorneys and advisors in connection with the transactions contemplated hereby; (c) you may disclose the Senior Subordinated Facility Term Sheet and this Commitment Letter on a confidential basis to lead purchasers or underwriters of the Senior Subordinated Notes or agents under the Senior Subordinated Facility; and
(d) after your acceptance of the terms of this Commitment Letter and of the Fee Letter, you may disclose the existence of this Commitment Letter and a summary of the principal terms and conditions of the Commitments of Chase hereunder (or the full Commitment Letter if advisable in the reasonable opinion of the Company and its counsel) in any public filings to be made in connection with the Company's solicitation of proxies from its stockholders for purposes of obtaining the approval of such stockholders for the Transactions, provided that any such disclosure that is in writing shall be subject to Chase's prior review and approval (such approval not to be unreasonably withheld), it being expressly understood and agreed that neither the Fee Letter nor the contents thereof may be so disclosed pursuant to the proviso in clause (a) above or pursuant to clause (b), (c) or (d) above without the consent of CSI and Chase. The provisions contained in this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or any Commitment.

                 Neither this Commitment Letter nor any Commitment shall be assignable by you without the prior written consent of Chase, and any attempted assignment shall be void, provided that this Commitment Letter and the Commitments hereunder may be assigned by you pursuant to a document reasonably satisfactory to Chase to the Borrower, so long as you remain liable for all your obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of CSI, Chase and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is

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intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Chase may perform certain of the duties and activities described hereunder through any of its affiliates, including, without limitation, CSI. The provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any of such duties or activities.

                 Your obligations and representations under this Commitment Letter, other than those arising under the fourth, fifth and twelfth paragraphs of this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation for the Facilities upon the closing of any of the Facilities and the consummation of the Recapitalization.

                 Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to CSI and Chase the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on November 15, 1999. The Commitments will expire at such time in the event that Chase has not received such executed duplicate originals in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before April 30, 2000 (or such later date as may be agreed to among Chase, CSI and you), then this Commitment Letter and the Commitments shall automatically terminate unless each of CSI and Chase shall agree to an extension. You understand that CSI intends to commence syndication efforts with respect to the Facilities promptly after execution of the Merger Agreement by the parties thereto.

















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

                 CSI and Chase are pleased to have been given the opportunity to assist you in connection with the financing for the Recapitalization.




Very truly yours,

THE CHASE MANHATTAN BANK,

   by /s/ DEBORAH DAVEY

       Name:  Deborah Davey
       Title:  Vice President


CHASE SECURITIES INC.,

   by /s/ DEBORAH DAVEY

       Name:  Deborah Davey
       Title:  Vice President




Accepted and agreed to as of the date
first written above:

BCP/KROG ACQUISITION COMPANY L.L.C.

   by /s/ ROBERT L, FRIEDMAN

       Name:  Robert L. Friedman
       Title:  President

















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